EXHIBIT 99.1

NEWS RELEASE

AMERICAN EAGLE

OUTFITTERS

Announces Restatement Due to Lease Accounting

Warrendale, PA, March 10, 2005 - American Eagle Outfitters, Inc. (NASDAQ: AEOS) today announced a restatement of prior period financial statements due to changes in its accounting practices related to leasing transactions.

As disclosed in its March 2, 2005 preliminary earnings release, the Company, like many other retailers, determined that its method of accounting for rent holidays and tenant allowances was not in accordance with the views expressed by the Securities and Exchange Commission regarding generally accepted accounting principles. As the Company previously stated, it believes that the earnings impact of these changes is not material to any given period. The primary impact of these changes on the Company's January 29, 2005 balance sheet is an increase to property and equipment and accounts receivable of approximately $67 million, as well as a corresponding increase to a deferred lease credit. The primary impact of these changes on the Company's January 31, 2004 balance sheet is an increase to property and equipment and accounts receivable of approximately $64 million, as well as a corresponding increase to a deferred lease credit.

Historically, the Company has recognized straight line rent expense for leases beginning on the store opening date. This had the effect of excluding the build-out period of its stores from the calculation of the period over which it expenses rent and recognizes construction allowances. The Company is now changing this practice to include the build-out period in our calculations of rent expense and construction allowance amortization.

Additionally, the Company is changing its classification of construction allowances on its consolidated financial statements to record them as deferred liabilities, which will be amortized as a reduction to rent expense. Furthermore, construction allowances will be presented within operating activities on its consolidated statements of cash flows. Historically, construction allowances have been classified on the Company's consolidated balance sheets as a reduction of property and equipment and the related amortization has been classified as a reduction to depreciation and amortization expense (over the lesser of the useful life or the life of the lease) on the consolidated statements of operations. The Company's consolidated statements of cash flows have historically reflected construction allowances as a reduction of capital expenditures within investing activities.

The Company, along with its independent auditors, has completed its review of the respective accounting policies. As a result, Management determined that a restatement of its consolidated balance sheets, statements of stockholders' equity, statements of operations and statements of cash flows is deemed necessary and that those previously issued financial statements should no longer be relied upon. The Company will file a Form 8-K reporting these restatements under Item 4.02 and will file its restated financial statements within its fiscal year 2004 Form 10-K filing as well as its fiscal year 2005 Form 10-Q filings. Additionally, the Company updated its consolidated financial results for the fourth quarter and year-to-date periods ended January 29, 2005 and January 31, 2004 as presented below to reflect these changes.

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American Eagle Outfitters (NASDAQ: AEOS) is a leading lifestyle retailer that designs, markets, and sells its own brand of relaxed, casual clothing for 15 to 25 year olds, providing high-quality merchandise at affordable prices. AE's collection includes modern basics like jeans, cargo pants, and graphic Ts as well as a stylish assortment of cool accessories, outerwear and footwear. American Eagle Outfitters currently operates 778 AE stores in 49 states, the District of Columbia and Puerto Rico, and 69 AE stores in Canada. AE also operates via its Web business, www.ae.com, which offers additional sizes and styles of favorite AE merchandise.

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Dollars in thousands)

	January 29, 2005	January 31, 2004
	(Unaudited) (1)	(1)
ASSETS
Cash, cash equivalents and short-term investments	$589,607	$337,812
Merchandise inventory	137,991	120,586
Other current assets	100,042	72,302
Total current assets	827,640	530,700
Property and equipment, net	353,213	340,955
Goodwill, net	10,136	10,136
Other assets, net	103,913	50,623
Total Assets	$1,294,902	$932,414

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$76,344	$71,330
Accrued compensation and payroll taxes	36,008	14,409
Accrued rent	45,089	40,668
Accrued income and other taxes	33,926	28,669
Unredeemed stored value cards and gift certificates	32,724	25,785
Current portion of note payable	-	4,832
Current portion of deferred lease credits	9,798	10,261
Other current liabilities	19,376	13,025
Total current liabilities	253,265	208,979
Note payable	-	13,874
Deferred lease credits	57,758	53,936
Other non-current liabilities	20,393	18,248
Total non-current liabilities	78,151	86,058
Total stockholders' equity	963,486	637,377
Total Liabilities and Stockholders' Equity	$1,294,902	$932,414

Current Ratio	3.27	2.54

(1) Amounts as of January 29, 2005 and January 31, 2004 have been updated from those disclosed in the Company's preliminary earnings release dated March 2, 2005 to reflect the impact of certain lease accounting adjustments.

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars and shares in thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	January 29, 2005	January 31, 2004	January 29, 2005	January 31, 2004
	(Unaudited) (1)	(1)	(Unaudited) (1)	(1)

Net sales	$674,024	$490,580	$1,881,241	$1,435,436
Cost of sales, including certain buying, occupancy and warehousing expenses	341,647	299,800	1,003,433	885,939
Gross profit	332,377	190,780	877,808	549,497
Selling, general and administrative expenses	142,386	105,782	446,829	356,261
Depreciation and amortization	18,304	15,704	68,273	59,965
Operating income	171,687	69,294	362,706	133,271
Other income, net	3,343	469	4,129	2,016
Income before income taxes	175,030	69,763	366,835	135,287
Provision for income taxes	68,086	26,953	142,603	52,179
Income from continuing operations, net of tax	106,944	42,810	224,232	83,108
Loss from discontinued operations, net of income tax benefit	(6,027)	(7,816)	(10,889)	(23,486)
Net income	$100,917	$34,994	$213,343	$59,622

Basic per share amounts (post-split):
Income from continuing operations	$0.73	$0.30	$1.55	$0.59
Loss from discontinued operations	(0.04)	(0.05)	(0.08)	(0.17)
Net income per basic share	$0.69	$0.25	$1.47	$0.42

Diluted per share amounts (post-split):
Income from continuing operations	$0.70	$0.29	$1.49	$0.57
Loss from discontinued operations	(0.04)	(0.05)	(0.07)	(0.16)
Net income per diluted share	$0.66	$0.24	$1.42	$0.41

Weighted average common shares outstanding - basic (post-split)	147,094	142,358	145,150	142,226
Weighted average common shares outstanding - diluted (post-split)	153,402	144,502	150,244	144,414

Total gross square footage at end of period:			4,540,095	4,239,497

Store count at end of period:			846	805

(1) Amounts for the three and twelve months ended January 29, 2005 and January 31, 2004 have been updated from those disclosed in the Company's preliminary earnings release dated March 2, 2005 to reflect the impact of certain lease accounting adjustments.

Company Contacts: Laura Weil Judy Meehan 724-776-4857